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                                                                  Exhibit 99.1
                         MANHATTAN SCIENTIFICS LOGO

                         MANHATTAN SCIENTIFICS LICENSES
                          FUEL CELL PATENTS TO BALLARD
                        Non-Exclusive Agreement Opens Way
                     For Additional Licensing Opportunities

LOS ALAMOS, NM, MAY 9, 2003 - Manhattan Scientifics, Inc. (OTCBB: MHTXe) announced today that the company has issued a non-exclusive, patent license of its NovArs mid-range fuel cell technology to Ballard Power Systems (BLDP). Manhattan Scientifics received an initial payment of $300,000 concurrent with the execution of the license agreement, which provides unlimited use rights to Ballard for the proprietary technology and systems developed by Manhattan Scientifics. The company is scheduled to receive an additional payment of $200,000 upon commercial launch by Ballard of a product using the technology.

Manhattan Scientifics CEO Marvin Maslow said, "This is a landmark agreement for Manhattan Scientifics. It is a further validation of the NovArs fuel cell technology. Although the financial rewards of the transaction are not enormous, this agreement will significantly raise awareness of the potential value of our technology to other companies who may also wish to follow suit and use our patents and know-how. "

The technology was developed over the past three years by Dr. Arthur Koschany of NovArs GmbH the German-based development partner of Manhattan Scientifics. The NovArs fuel cell has attracted worldwide interest from manufacturers and from the U.S. military because of its light weight, small size, high efficiency characteristics. It has been demonstrated in a variety of applications requiring power outputs ranging from 2 watts to 3000 watts. The fuel cell is a hydrogen/air PEM system using advanced materials and unique technologies to minimize size and weight.


ABOUT BALLARD
Ballard Power Systems (WWW.BALLARD.COM) is recognized as the world leader in developing, manufacturing and marketing zero-emission proton exchange membrane
(PEM) fuel cells. Ballard is commercializing fuel cell engines for transportation applications and fuel cell systems for portable and stationary products. Ballard is also commercializing electric drives for fuel cell and other electric vehicles, power conversion products, alternative fuel generator sets and is a Tier 1 automotive supplier of friction materials for power train components. Ballard's proprietary technology is enabling automobile, bus,

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electrical  equipment,  portable power and stationary  product  manufacturers to develop environmentally clean products for sale.


ABOUT MANHATTAN SCIENTIFICS
Manhattan Scientifics, Inc. is a technology development company working in the fields of alternative energy, and computer touch technology. The company's development laboratories are located in Los Alamos and Albuquerque, New Mexico. Its executive facility is located in New York City. Copies of Manhattan Scientifics' press releases, current quotes, stock charts and other information for investors may be found on the websites http://www.mhtxe.com/ and http://www.hawkassociates.com.

The foregoing press release contains forward-looking statements (including expectation of future events), which are subject to risks, and uncertainty, which may be beyond the company's control. Actual results could differ materially for many reasons including but not limited to completion of R&D and successful commercialization of products/services, patent completion, prosecution and defense against well-capitalized competitors. These are serious risks and there is no assurance that our forward-looking statements will occur or prove to be accurate.



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